Exhibit 99.1

1100 Cassatt Road Berwyn, PA 19312 Phone: 610-651-5900 Fax: 610-993-2683

For Immediate Release:

May 7, 2003

TRITON PCS POSTS STRONG 1st-QUARTER 2003 ADJUSTED EBITDA OF $45.3 MILLION

Churn Drops to 2.1% as Revenue Climbs 20% to a 1st-Quarter Record of $188.5 Million

Company Announces Retirement of President and Chief Operating Officer Steve Skinner

Berwyn, Pa. – Triton PCS Holdings, Inc. (NYSE: TPC) today reported strong first-quarter results with a 26% increase in Adjusted EBITDA from a year earlier to $45.3 million, a 20% rise in revenue to $188.5 million and a churn rate of 2.1%. Gross new customer additions rose to a first-quarter record of 85,300. The results reflect a continued focus on attracting and retaining quality post-pay subscribers, combined with diligence in controlling costs.

“With our solid first-quarter results, we are delivering on our commitment to grow Adjusted EBITDA while providing leading-edge performance across a range of key metrics,” said Michael E. Kalogris, Triton PCS chairman and chief executive officer. “We achieved Adjusted EBITDA of $45.3 million, after a $2.2 million one-time charge related to a first quarter workforce reduction. Churn declined to 2.1%, bringing us back to pre-billing conversion levels, and we experienced an increase of nearly $1 in our average revenue per user to $53.52 in the first quarter as compared with the fourth quarter of 2002.”

Kalogris said, “We continue to attract unprecedented levels of customers to our enormously popular SunCom UnPlan, which should benefit our ARPU and churn throughout the year. We believe we are gaining a solid share of high-value switchers because of UnPlan’s exceptional value proposition, supported by the superior performance of our network.”

Kalogris said the company’s focus on cost control also contributed to the strong first-quarter results. “Our general and administrative expense per user declined 17% from a year earlier, largely from improved bad debt, improved leverage of fixed costs and cost savings from the workforce reduction. Our cost per gross addition declined by 9% from the same period last year as we continue to emphasize sales through company-owned channels,” he said. “In addition, our capital and liquidity position remains sound with $425.9 million of cash and available borrowings at quarter end.”

Separately, the company announced the retirement of Triton PCS President and Chief Operating Officer Steve Skinner, effective June 30. Skinner’s responsibilities will be assumed by Kalogris while a search for his replacement is conducted.

“Steve Skinner, my partner in three successful companies including the founding of Triton PCS, has played a key role in the vision, development and growth of one of the finest, best-managed wireless companies in the United States,” Kalogris said. “With his leadership, Triton PCS today boasts the highest-quality network in the Southeast, the finest customer service, innovative service offerings and a broad distribution network. He leaves an enviable legacy – a strong company, built on a solid foundation and well-positioned for continued growth and success.”

Skinner said, “Working with Mike to create and build Triton PCS – in an industry I love and have worked in for nearly 20 years – has been an extraordinary, once-in-a-lifetime experience. I believe our core strategy to provide superior quality and service has been validated consistently and will continue to drive success.”

Skinner noted that the company this month began offering commercial service on its GSM/GPRS network in its Richmond, Norfolk and Fredericksburg, Virginia, markets. He said the company plans to expand commercial service to all of its remaining markets in Virginia in June and has already begun carrying GSM roaming traffic on the company’s network.

“The GSM/GPRS network overlay performed extremely well in our trials in Richmond, Norfolk and Fredericksburg, and we are pleased to formally begin offering commercial service, which will offer a range of advanced features and further enhance the value of our wireless service for our customers,” Skinner said.

Recent Events

NEXCOM Contract Award. The company was once again awarded a two-year contract by the Navy Exchange Service Command (NEXCOM) and the Marine Corps Community Services (MCCS) to be the provider of digital wireless services in 12 Southeast military exchanges serving the Navy and Marine Corps. The company was first selected in 2000 by NEXCOM to provide kiosks at exchange locations where members of the armed services can shop for wireless equipment and service at the same time they purchase other goods and services.

“SunCom’s partnership with NEXCOM and MCCS in the Southeast is a natural fit because we have such a large military presence in our markets,” Skinner said. “We are proud to be able to continue to deliver our superior network coverage, expert customer care and overall flexibility to meet the unique needs of our nation’s military.”

Senior Credit Facility Amendment. Triton PCS announced that it recently amended its senior credit facility. As part of the transaction, Triton PCS reduced its facility to approximately $300 million, and amended certain restrictive covenants to provide greater flexibility.

David Clark, Triton PCS executive vice president and chief financial officer, said, “This amendment accomplishes a number of important objectives. First, it allows us to avoid the cost of borrowing the additional $115 million that is required in June. It also amends restrictive covenants – financial and other – to balance the banks’ control to the level of risk they have in the capital structure, and finally, it ensures continued strong liquidity of approximately $300 million after giving effect to the changes.”

Financial Highlights (Refer to Schedule 1 for Reconciliation of Non-GAAP Financial Measures)

First-quarter 2003 total revenue increased 20.3% year-over-year to $188.5 million, driven by continued growth in service revenues and roaming revenues of 15.6% and 21.8%, respectively.

Cash costs per user declined 7.0% sequentially and 4.6% year-over-year to $37 in the quarter. The 18% and 17%, respective sequential and year-over-year decline in general and administrative expense per user was the key contributor to the decline in total cash costs per user. General and administrative expense per user declined as a result of an improved bad debt expense ratio, cost savings from workforce reductions and better leveraging of fixed costs. The company’s bad debt as a percent of service revenue, which included recovery of previously written-off receivables, dropped to 1.9% from 6.2% in the fourth quarter. Cost per gross addition of $406 showed an improvement of 9% from $446 a year ago due to emphasis of sales through company-owned channels.

Adjusted EBITDA of $45.3 million, after a $2.2 million restructuring charge, increased 33.5% sequentially and increased 25.8% compared with the first quarter of 2002. The company’s Adjusted EBITDA margin improved 5.7% from the fourth quarter and 1.8% year-over-year.

Gross subscriber additions totaled 85,300, the company’s best first quarter ever, representing a 16.5% increase compared with the first quarter of last year. The company added 31,495 net subscriber additions in the quarter, ending the quarter with 861,654 subscribers, a 19.8% increase from the first quarter of 2002.

The company reported churn of 2.12%, its lowest level since the second quarter of 2002. Churn decreased from 2.45% in the fourth quarter of 2002. The company expects churn to remain in the low 2% range for the full year of 2003.

ARPU increased nearly $1 from the fourth quarter to $53.52. The increase in ARPU reflects a partial quarter benefit from price increases initiated in February. The company expects further improvements in ARPU throughout the year.

Roaming minutes totaled 239 million minutes for the quarter, representing an increase of 38% from 173 million minutes from the first quarter of 2002.

Capital expenditures were $18.9 million in the first quarter related to both the expansion of the company’s GSM/GPRS network migration as well as for capacity expansion of its TDMA network. The company’s full year expectation for capital expenditures remains between $120 million and $140 million.

The company ended the quarter with $425.9 million of available liquidity, comprised of $210.9 million in cash and $215.0 million of undrawn borrowings under its senior credit facility.

Triton PCS, based in Berwyn, Pennsylvania, is an award-winning wireless carrier providing service in the Southeast. The company markets its service under the brand SunCom, a member of the AT&T Wireless Network. Triton PCS is licensed to operate a digital wireless network in a contiguous area covering 13.6 million people in Virginia, North Carolina, South Carolina, northern Georgia, northeastern Tennessee and southeastern Kentucky.

For more information on Triton PCS and its products and services, visit the company’s websites at: www.tritonpcs.com, and www.suncom.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release, including the facts and assumptions underlying such discussions, may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal and other risks detailed from time to time in the company’s SEC reports. The company assumes no obligation to update information in this release.

Contacts:

Maria Olagues (Investors)	Christine Davies (Media)
Phone: 610-722-4448	Phone: 610-722-4462
molagues@tritonpcs.com	cdavies@tritonpcs.com

TRITON PCS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2002	2003
Revenues:
Service revenues	$115,533	$133,507
Roaming revenues	35,126	42,771
Equipment revenues	6,039	12,183

Total revenue	156,698	188,461
Expenses:
Cost of service	47,882	58,001
Cost of equipment	16,140	23,751
Selling, general and administrative	56,654	59,231
Termination benefits and other related charges	—	2,155
Non-cash compensation	5,348	5,238
Depreciation	30,120	34,524
Amortization	1,265	1,129

Income (loss) from operations	(711)	4,432
Interest expense, net of capitalized interest	(35,182)	(37,511)
Other expense	(461)	(418)
Interest and other income	4,944	1,729

Loss before taxes	(31,410)	(31,768)
Income tax provision	—	(536)

Net loss	(31,410)	(32,304)
Accretion on preferred stock	(2,898)	(3,201)

Net loss applicable to common stockholders	(34,308)	(35,505)

Other comprehensive income, net of tax: Unrealized gain on derivative instruments	2,055	1,429

Comprehensive loss applicable to common stockholders	$(32,253)	$(34,076)

Net loss per common share (Basic and Diluted)	$(0.52)	$(0.54)

Weighted average common shares outstanding (Basic and Diluted)	65,588,472	66,195,530

TRITON PCS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2002	March 31, 2003
ASSETS:
Current assets:
Cash and cash equivalents	$212,450	$210,884
Accounts receivable, net of allowance for doubtful accounts of $7,008 and $3,820, respectively	68,213	58,738
Accounts receivable – roaming partners Inventory, net	23,037 28,510	26,714 21,122
Prepaid expenses	8,767	13,197
Other current assets	6,056	6,206

Total current assets	347,033	336,861
Property and equipment:
Land	377	377
Network infrastructure and equipment	1,004,323	1,040,001
Furniture, fixtures and computer equipment	89,208	88,526
Capital lease assets	8,454	8,454
Construction in progress	37,647	20,907

	1,140,009	1,158,265
Less accumulated depreciation	(343,506)	(376,538)

Net property and equipment	796,503	781,727
Intangible assets, net	395,249	394,148
Investment in and advances to non-consolidated entities	72,019	72,026
Other long-term assets	6,767	6,966

Total assets	$1,617,571	$1,591,728

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$83,650	$77,594
Accrued payroll and related expenses	16,282	10,945
Accrued expenses Current portion of long-term debt	5,999 17,169	7,489 18,095
Deferred revenue	19,548	19,782
Deferred gain on sale of property and equipment Accrued interest	1,190 20,637	1,190 21,349
Other current liabilities	10,468	12,126

Total current liabilities	174,943	168,570
Long-term debt:
Bank credit facility	192,579	187,556
Senior subordinated debt Capital lease obligations	1,219,720 964	1,233,650 697

Total long-term debt	1,413,263	1,421,903
Deferred income taxes Deferred revenue Fair value of derivative instruments	11,935 3,051 23,819	11,935 3,380 21,257
Deferred gain on sale of property and equipment	27,072	26,775

Total liabilities	1,654,083	1,653,820

Commitments and contingencies	—	—
Series A Convertible Preferred Stock, $0.01 par value, 1,000,000 shares authorized; 786,253 shares issued and outstanding as of December 31, 2002 and March 31, 2003, including accreted dividends	127,003	130,204
Stockholders’ deficit:
Series B Preferred Stock, $0.01 par value, 50,000,000 shares authorized; no shares issued or outstanding as of December 31, 2002 and March 31, 2003	—	—
Series C Convertible Preferred Stock, $0.01 par value, 3,000,000 shares authorized; no shares issued or outstanding as of December 31, 2002 and March 31, 2003	—	—
Series D Convertible Preferred Stock, $0.01 par value, 16,000,000 shares authorized; 543,683 shares issued and outstanding as of December 31, 2002 and March 31, 2003	5	5
Class A Common Stock, $0.01 par value, 520,000,000 shares authorized; 60,518,754 shares issued and 60,289,166 shares outstanding as of December 31, 2002 and 60,555,258 shares issued and 60,242,138 shares outstanding as of March 31, 2003	603	602
Class B Non-voting Common Stock, $.01 par value, 60,000,000 shares authorized; 7,926,099 shares issued and outstanding as of December 31, 2002 and March 31, 2003	79	79
Additional paid-in capital	615,587	609,959
Accumulated deficit	(698,401)	(730,705)
Accumulated other comprehensive loss	(5,459)	(4,030)
Deferred compensation	(74,554)	(66,831)
Class A common stock held in treasury, at cost (229,588 and 313,120, respectively)	(1,375)	(1,375)

Total stockholders’ deficit	(163,515)	(192,296)

Total liabilities and stockholders’ deficit	$1,617,571	$1,591,728

TRITON PCS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2002	2003
Cash flows from operating activities:
Net loss	$(31,410)	$(32,304)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	31,385	35,653
Accretion of interest	12,803	14,252
Loss on equity investment	455	418
Bad debt expense	2,547	2,516
Non-cash compensation	5,348	5,238
Gain on derivative instruments	(3,202)	(1,133)
Change in operating assets and liabilities:
Accounts receivable	(4,413)	3,282
Inventory	8,268	7,388
Prepaid expenses and other current assets	(2,734)	(4,580)
Intangible and other assets	487	(30)
Accounts payable	(11,700)	5,531
Accrued payroll and liabilities	(4,299)	(3,847)
Deferred revenue	1,682	563
Accrued interest	1,173	712
Other liabilities	(159)	1,361

Net cash provided by operating activities	6,231	35,020
Cash flows from investing activities:
Capital expenditures	(40,514)	(18,863)
Net investment in and advances to non-consolidated entity	(9,264)	(425)
Proceeds from sale of property and equipment, net	26	31
Other	(19)	(80)

Net cash used in investing activities	(49,771)	(19,337)
Cash flows from financing activities:
Payments under credit facility	(3,125)	(3,845)
Change in bank overdraft	(13,177)	(12,920)
Contributions under employee stock purchase plan	241	57
Payment of deferred financing costs	(1,253)	(22)
Principal payments under capital lease obligations	(541)	(519)

Net cash used in financing activities	(17,855)	(17,249)

Net decrease in cash and cash equivalents	(61,395)	(1,566)
Cash and cash equivalents, beginning of period	371,088	212,450

Cash and cash equivalents, end of period	$309,693	$210,884

Cash paid for interest expense	$22,416	$23,225
Non-cash investing and financing activities:
Capital expenditures included in accounts payable	$12,429	$8,595
Deferred stock compensation	(1,018)	(2,485)
Change in fair value of derivative instruments acting as hedges	2,055	1,429

SCHEDULE 1

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We utilize certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP, to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The following tables reconcile our non-GAAP financial measures with our financial statements presented in accordance with GAAP.

	Three Months Ended March 31,
Adjusted EBITDA	2002	2003
Net cash provided by operating activities	$6,231,000	$35,020,000
Change in operating assets and liabilities	11,695,000	(10,380,000)
Interest expense	35,182,000	37,511,000
Accretion of interest	(12,803,000)	(14,252,000)
Interest and other income	(1,742,000)	(596,000)
Bad debt expense	(2,547,000)	(2,516,000)
Other expense	6,000	—
Income tax expense	—	536,000

Adjusted EBITDA	$36,022,000	$45,323,000

The table above reconciles Adjusted EBITDA with the most directly comparable GAAP measure of liquidity, cash provided by operating activities. Adjusted EBITDA represents income/(loss) from operations plus depreciation and amortization expense and non-cash compensation. We believe Adjusted EBITDA provides a meaningful measure of liquidity, providing additional information on our cash earnings from on-going operations and on our ability to service our long-term debt and other fixed obligations and our ability to fund continued growth with internally generated funds. Adjusted EBITDA also is considered by many financial analysts to be a meaningful indicator of an entity’s ability to meet its future financial obligations. Adjusted EBITDA should not be construed as an alternative to cash flows from operating activities as determined in accordance with GAAP. Our method of computation may or may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31,
Average revenue per user (ARPU)	2002	2003
Service revenue	$115,533,000	$133,507,000
Subscriber retention credits(1)	1,461,000	2,306,000

Adjusted service revenue	116,994,000	135,813,000

Average subscribers	702,426	845,907
ARPU	$55.52	$53.52

We believe ARPU, which calculates the average service revenue billed to an individual subscriber, is a useful measure to assist in calculating our past and in forecasting our future billable service revenue.

(1)	Subscriber retention credits are service revenue credits made to retain existing subscribers. These retention credits are excluded from our calculation of ARPU, as these are discretionary reductions of the amount billed to a subscriber. We have no contractual obligation to issue these credits; therefore, our ARPU reflects the amount subscribers have contractually agreed to pay Triton based upon their actual usage patterns.

ARPU, less subscriber retention credits, inclusive of roaming revenue	Three Months Ended March 31,
	2002	2003
Service revenue	$115,533,000	$133,507,000
Roaming revenue	35,126,000	42,771,000

Service and roaming revenue	150,659,000	176,278,000

Average subscribers	702,426	845,907
ARPU, less subscriber retention credits, inclusive of roaming revenue	$71.49	$69.46

We believe ARPU, less subscriber retention credits, inclusive of roaming revenue, which calculates the average service and roaming revenue per subscriber, is a useful measure to assist in forecasting our future service and roaming revenue. This metric, minus cash costs per user (“CCPU”) is an indicator of cash contribution on a per subscriber basis. In addition, it provides a gauge to compare our service and roaming revenue to that of other wireless communication providers.

	Three Months Ended March 31,
Cash costs per user (CCPU)	2002	2003
Cost of Service	47,882,000	58,001,000
General and administrative expense	33,009,000	33,027,000
Equipment margin – transactions with existing subscribers	1,071,000	3,159,000

CCPU costs	81,962,000	94,187,000
Average subscribers	702,426	845,907
CCPU	$39	$37

We believe CCPU, which calculates the cash cost to operate the business on a per subscriber basis, is a useful measure to gauge our subscriber costs to that of other wireless communications providers. In addition to our subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on our network.

	Three Months Ended March 31,
Cost per gross addition (CPGA)	2002	2003
Sales and marketing expense	23,645,000	26,204,000
Total cost of equipment	16,140,000	23,751,000
Total equipment revenue	(6,039,000)	(12,183,000)
Equipment margin – transactions with existing subscribers	(1,071,000)	(3,159,000)

CPGA costs	32,675,000	34,613,000
Gross additions	73,212	85,300
CPGA	$446	$406

We believe CPGA is a useful measure that quantifies the incremental costs to acquire a new subscriber. In addition, it provides a gauge to compare our average acquisition costs per new subscriber to that of other wireless communication providers.